Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 9, 2017, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of MRV Communications, Inc. on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of said reports in the Registration Statements of MRV Communications, Inc. on Forms S-8 (File Nos. 333-107109, 333-129364, 333-167971, 333-168910, and 333-204554).

/s/ GRANT THORNTON LLP

Los Angeles, California
March 9, 2017